UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2023

BIO-PATH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36333	87-0652870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4710 Bellaire Boulevard, Suite 210, Bellaire, Texas	77401
(Address of principal executive offices)	(Zip Code)

(832) 742-1357

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BPTH	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On August 3, 2023, Bio-Path Holdings, Inc., (the “Company”), entered into a placement agency agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC (the “Placement Agent”) and a securities purchase agreement (the “Purchase Agreement”) with certain purchasers for the purchase and sale, in a registered public offering by the Company (the “Public Offering”), of an aggregate of 3,500,000 shares of its common stock, par value $0.001 per share (“Common Stock”), and accompanying common stock purchase warrants to purchase up to an aggregate of 3,500,000 shares of its Common Stock (the “Common Warrants”) at a combined public offering price of $0.60 per share of Common Stock and accompanying Common Warrant, resulting in gross proceeds of approximately $2.1 million. The Public Offering closed on August 7, 2023.

Subject to certain ownership limitations, the Common Warrants are exercisable immediately upon issuance, have a term of five years from issuance and have an exercise price of $0.60 per share. The number of shares issuable upon exercise of the Warrants and the exercise price of the Warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. On August 7, 2023, the Company also entered into a warrant agency agreement (the “Warrant Agency Agreement”) with the Company’s transfer agent, Equiniti Trust Company, LLC, who will act as warrant agent for the Company, setting forth the terms and conditions of the Common Warrants.

Each of the Placement Agency Agreement and Purchase Agreement contains representations, warranties and covenants made by the Company that are customary for transactions of this type. In addition, pursuant to the terms of the Purchase Agreement, the Company and its executive officers and directors have agreed not to, subject to limited exceptions, offer, sell, transfer or otherwise dispose of the Company’s securities for a period of 90 days following the date of closing for the Public Offering set forth above.

As compensation in connection with the Public Offering, the Company paid the Placement Agent a cash fee of 7% of the aggregate gross proceeds raised in the Public Offering, plus reimbursement of certain expenses and legal fees.

In connection with the Public Offering, the Company entered into warrant amendment letter agreements (the “Warrant Amendment Agreements”) to amend certain existing warrants to purchase up to an aggregate of 800,000 shares of the Company’s common stock that were previously issued on November 9, 2022 at an exercise price of $2.85 per share (the “Amended Warrants”), such that effective upon the closing of the Public Offering, the Amended Warrants have a reduced exercise price equal to $0.7593 per share.

The Shares, Warrants, and the shares issuable upon exercise of the Warrants were offered pursuant to a Registration Statement on Form S-1, as amended (File No. 333-272879), which was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 2, 2023.

The net proceeds to the Company from the Public Offering, after deducting the Placement Agent’s fees and expenses and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $1.7 million. The Company currently intends to use these net proceeds for working capital and general corporate purposes.

The description of terms and conditions of the Placement Agency Agreement, the Purchase Agreement, the Warrants, Warrant Agency Agreement and the Warrant Amendment Agreements set forth herein do not purport to be complete and are qualified in their entirety by the full text of such documents, which are attached hereto as Exhibits 10.1, 10.2, 4.1, 4.2 and 10.3 respectively.

Item 3.03 Material Modification to Rights of Security Holders.

The information regarding the Warrant Amendment Agreements set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 7.01 Regulation FD Disclosure.

On August 3, 2023, the Company issued a press release regarding the pricing of the Public Offering. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1*	Form of Common Warrant

4.2*	Warrant Agency Agreement, dated as of August 7, 2023, by and between Bio-Path Holdings, Inc. and Equiniti Trust Company, LLC

10.1*	Placement Agency Agreement, dated as of August 3, 2023, by and between Bio-Path Holdings, Inc. and Roth Capital Partners, LLC

10.2*	Form of Securities Purchase Agreement, dated as of August 3, 2023, by and between Bio-Path Holdings, Inc. and the certain purchasers

10.3*	Form of Warrant Amendment Agreement, dated as of August 3, 2023, by and between Bio-Path Holdings, Inc. and certain warrant holders

99.1*	Press Release dated August 3, 2023

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-PATH HOLDINGS, Inc.

Dated: August 7, 2023	By:	/s/ Peter H. Nielsen
Peter H. Nielsen
President and Chief Executive Officer